UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/10/2005

ASI Technology Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-6428

NV	88-0105586
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

980 American Pacific Drive, #111, Henderson, NV 89014
(Address of Principal Executive Offices, Including Zip Code)

702-734-1888
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On August 10, 2005 we paid $755,000 in cash to and entered into a one year note agreement with Concordia Land, LLC, an unrelated Nevada limited liability company managed by Concordia Homes of Nevada, Inc., a residential home builder. The note bears simple interest at 15% per annum with interest due and payable to us monthly and principal due and payable to us at the end of the note term. The note is secured by a deed of trust on 2.5 acres in Clark County, Nevada, may be subordinate to a construction loan and contains standard terms of default.

We obtained the cash to fund this note receivable from noninterest bearing advances from related parties. Jerry E. Polis, a director and officer advanced $525,000 through a family trust and $210,000 through Davric Corporation, a corporation he controls. Eric M. Polis, a director and officer advanced $35,000 through a family trust. We expect these advances will be converted to other securities (equity, debt or a combination) of the Company at a future date but there can be no assurance thereof.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On August 10, 2005 we entered into a note receivable for $755,000 with an unrelated party as more fully described in Item 1.01.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

We are obligated to related parties for $770,000 of noninterest bearing advances with no set repayment or conversion date or terms as more fully described in Item 1.01.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibit 99.1 - Promissory Note

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

ASI Technology Corporation

Date: August 16, 2005.	By:	/s/ JERRY E POLIS
JERRY E POLIS
President

Exhibit Index

Exhibit No.	Description
EX-99.1	Promissory Note